Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-222058 on Form S-3, and No. 333-218869 and No. 333-193014 on Form S-8 of BG Staffing, Inc., of our report dated March 8, 2018, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of BG Staffing, Inc. for the year ended December 31, 2017.

/s/ Whitley Penn LLP

Dallas, Texas
March 8, 2018